EXHIBIT 24


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-
K) of United Dominion Realty Trust, Inc. of our report dated March 3, 1994, included in the Registration Statement (Form S-3 No. 33-52521) pertaining to the United Dominion Realty Trust, Inc. registration of $75 million of notes in March 1994.

Our audits also included the financial statement schedules of United Dominion Realty Trust, Inc. listed in Item 14(a). These schedules are the responsibility of the Trust's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-40433) and in the related Prospectus, the Registration Statement (Form S-3 No. 33-32930) and in the related Prospectus, the Registration Statement (Form S-8 No. 33-48000) pertaining to the United Dominion Realty Trust, Inc. Stock Purchase and Loan Plan, and the Registration Statement (Form S-8 No. 33-47926) pertaining to the United Dominion Realty Trust, Inc. Stock Option Plan of our report dated March 3, 1994 with respect to the financial statements and schedules of United Dominion Realty Trust, Inc. included or incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1993.


                                                     /s/  ERNST & YOUNG




Richmond, Virginia
March 25, 1994